UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2024

AMERICAN SHARED HOSPITAL SERVICES
(Exact Name of Registrant as Specified in Its Charter)

California	1-08789	94-2918118
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Montgomery Street, Suite 850 San Francisco, California		94111
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 788-5300

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
American Shared Hospital Services Common Stock, No Par Value	AMS	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.          ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2024 (the “Second Amendment Effective Date”), American Shared Hospital Services (the “Company”), along with certain of its domestic subsidiaries, entered into a Second Amendment to Credit Agreement (the “Second Amendment”) with Fifth Third Bank, National Association (the “Lender”), amending that certain Credit Agreement dated April 9, 2021 by and among the Company, certain of its domestic subsidiaries and the Lender, as amended by the First Amendment to Credit Agreement dated January 25, 2024 (the “Credit Agreement”).

The Second Amendment added a new term loan in the aggregate principal amount of $7.0 million (the “Second Supplemental Term Loan”). The proceeds of the Second Supplemental Term Loan were advanced in a single borrowing, funded on the Second Amendment Effective Date, and will be used for financing related to the Company’s acquisition of sixty percent of the membership interests of Southern New England Regional Cancer Center, LLC, a Rhode Island limited liability company, and Roger Williams Radiation Therapy, LLC, a Rhode Island limited liability company, which were acquired by the Company on May 7, 2024, and other related transaction costs and capital expenditures. The Second Supplemental Term Loan will mature on December 18, 2029 (the “Maturity Date’). Interest on the Second Supplemental Term Loan is payable monthly during the initial twelve month period following the Second Amendment Effective Date. Following such twelve month period, the Company is required to make equal monthly payments of principal and interest that would fully amortize the amount outstanding under the Second Supplemental Term Loan on a straight-line basis over a period of seven years. All unpaid principal of the Second Supplemental Term Loan and accrued and unpaid interest thereon is due and payable in full on the Maturity Date. There are no prepayment fees associated with the Second Supplemental Term Loan. The Second Supplemental Term Loan is secured by a lien on substantially all of the assets of the Company and certain of its domestic subsidiaries.

The Second Amendment modifies certain reporting requirements, covenants, representations, events of default, certifications and schedules, including without limitation, requiring that the Company maintain at least $5,000,000 of unrestricted cash and modifying the definition of fixed charged coverage ratio so that, for purposes of calculating the fixed charge coverage ratio, EBITDA is reduced by maintenance capital expenditures, rather than capital expenditures (other than capital expenditures financed by lenders other than Lender).

The foregoing summary of the Second Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Second Amendment, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion under item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of a direct financial obligation under the Second Amendment.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer

On December 19, 2024, Mr. Robert Hiatt, Chief Financial Officer of the Company, resigned from his position as Chief Financial Officer of the Company. Mr. Hiatt will remain employed with and provide transition services to the Company through January 31, 2025 (the “Separation Date”).

In connection with Mr. Hiatt’s decision to resign from his role as Chief Financial Officer, Mr. Hiatt and the Company entered into a Transition and Severance Agreement dated December 19, 2024 (the “Transition Agreement’). The Transition Agreement provides that from December 19, 2024 through the Separation Date (the “Transition Period”): (i) Mr. Hiatt will continue to receive his base salary; (ii) the Company’s portion of premiums for the continuation of Mr. Hiatt’s medical, dental, and vision coverage will continue; and (iii) Mr. Hiatt will be eligible to earn a cash performance bonus of $10,000. Following the Transition Period, the Transition Agreement provides that from the Separation Date until April 25, 2025, Mr. Hiatt will not perform any duties for the Company but will receive the following severance benefits: (i) a bi-weekly gross sum of $9,230.77 payable on normal payroll dates, subject to reduction by taxes and withholdings; and (ii) eligibility for continuation of health care benefits at Mr. Hiatt’s own expense for a period of up to 18 months, commencing on the Separation Date, under provisions of COBRA. The Transition Agreement also includes customary provisions regarding confidentiality, non-disparagement, and release of claims.

A copy of the Transition Agreement is attached hereto as Exhibit 10.2. The description of the Transition Agreement set forth above is qualified in its entirety by reference to Exhibit 10.2.

Appointment of Chief Financial Officer

On December 19, 2024, the Company approved the appointment of Mr. R. Scott Frech as Chief Financial Officer of the Company, effective immediately, following the resignation of Mr. Hiatt from that position. Mr. Frech will also replace Mr. Hiatt as the Company’s principal financial officer and principal accounting officer.

Prior to his employment with the Company, Mr. Frech, age 52, served as the Chief Financial Officer of Radiation Business Solutions from October 2021 to December 2024, where he formulated financial projections and operational strategies for new ventures, implemented and deployed advanced HRIS and ERP systems to accommodate organizational expansion. From February 2016 to June 2020, Mr. Frech served as Vice President and Chief Financial Officer of Population Health. In that role, he planned and developed long-term strategies with specific annual targets for the development of an accountable care organization (“ACO”) and a clinically integrated network (“CIN”), helped lead the strategic and financial oversight of a CIN, a substantial Medicare ACO, and wellness initiatives, impacting over 400,000 individuals, and approved and enhanced financial modeling for managed care contracts and capitated arrangements. From 2008 to 2015, Mr. Frech served as Assistant Vice President, Financial Services, of Palos Community Hospital, where he managed all aspects of financial strategy, including oversight of cash management, treasury functions, and revenue cycle operations to meet long-term fiscal objectives. Mr. Frech received a Bachelor’s of Science in Accounting from Augustana College and a Master’s of Business Administration from Olivet-Nazarene University. Mr. Frech is also a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

There are no family relationships between Mr. Frech and any of the directors and executive officers of the Company, nor are there any transactions in which Mr. Frech has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Pursuant to an Offer Letter from the Company to Mr. Frech (the “Offer Letter”), Mr. Frech will receive an annual base salary of $275,000. Mr. Frech may be entitled to receive a “sign-on” bonus of approximately $30,000 upon the occurrence of certain factors. Mr. Frech will be eligible to receive a performance bonus of 30% of his base salary based on the attainment of performance goals in 2025. pursuant to a Variable Compensation Plan to be agreed upon in writing by the Company and Mr. Frech. In connection with the commencement of Mr. Frech’s employment with the Company, he received an award of 50,000 restricted stock units (“RSUs”) under the Company’s Incentive Compensation Plan with a grant date of December 19, 2024 (the “Grant Date”). The RSUs will vest in equal annual installments over a five-year period beginning on the first anniversary of the Grant Date.

A copy of the Offer Letter is attached hereto as Exhibit 10.3. The description of the Offer Letter set forth above is qualified in its entirety by reference to Exhibit 10.3.

Item 8.01. Other Events.

On December 17, 2024, the Company issued a press release announcing its receipt of a Certificate of Need to acquire the technology necessary to construct and operate a freestanding proton beam radiation treatment system in Johnston, Rhode Island. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
Exhibit 10.1
Second Amendment to Credit Agreement dated as of December 18, 2024 by and among American Shared Hospital Services, PBRT Orlando, LLC, and GK Financing, LLC as co-borrowers, American Shared Radiosurgery Services as a loan party, and Fifth Third Bank, National Association, as Lender.

Exhibit 10.2	Transition and Severance Agreement between the Company and Robert Hiatt, dated December 19, 2024.
Exhibit 10.3	Offer Letter from the Company to Mr. Scott Frech, dated December 19, 2024.
Exhibit 99.1	Press Release dated December 17, 2024
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SHARED HOSPITAL SERVICES (Registrant)

Dated: December 23, 2024	By:	/s/ Raymond C. Stachowiak
Raymond C. Stachowiak
Executive Chairman of the Board and Chief
Executive Officer